SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                    THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:
    |_| Preliminary Proxy Statement      |_| Confidential, for Use of the
                                             Commission Only (as permitted by
    |_|  Definitive Proxy Statement          Rule 14a-6(e)(2))
    |X|  Definitive Additional Materials
    |_|  Soliciting Material Pursuant to ss. 240.14a-12


                          DETECTION SYSTEMS, INC.
----------------------------------------------------------------------------
                      (Name of Registrant as Specified In Its Charter)


                                      N/A
----------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
    |X| No fee required.
    |_| Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

    1)   Title of each class of securities to which transaction applies:
----------------------------------------------------------------------------

    2)   Aggregate number of securities to which transaction applies:

----------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
-----------------------------------------------------------------------------

    4)   Proposed maximum aggregate value of transaction:

-----------------------------------------------------------------------------

    5)    Total fee paid:
-----------------------------------------------------------------------------

    |_| Fee paid previously with preliminary materials.

    |_| Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)    Amount Previously Paid:________________________________________
         2)    Form, Schedule or Registration Statement No.:__________________
         3)    Filing Party: _________________________________________________
         4)    Date Filed: ___________________________________________________

             As filed with the Commission on December 12, 2000




    DETECTION SYSTEMS, INC.
    130 Perinton Parkway
    Fairport, New York 14450

    [GRAPHIC OMITTED]



                                                          December 12, 2000

Dear Shareholder:

        I am very pleased to announce that your Company has entered into an agreement with Robert Bosch GmbH, which provides that Bosch will buy all outstanding shares of the Company for $18 per share in cash!!

                          ANNUAL MEETING CANCELLED

        In light of the Bosch transaction, we have cancelled the annual meeting of shareholders, which was scheduled for Tuesday, December 19. Your Board determined that the meeting should be cancelled, especially because we would not have enough time to inform you about the Bosch transaction sufficiently in advance of the meeting, and also because the Company will soon be wholly-owned by Bosch.

         BOSCH TO ACQUIRE DETECTION SYSTEMS FOR $18 CASH PER SHARE

        This agreement is the result of your Board's commitment to explore strategic alternatives to enhance value for all shareholders. We believe it justifies our earlier decision not to hastily sell the Company at lower values. We're pleased to make available such an attractive transaction for all shareholders, and believe our shareholders have been well served. We are also assured that the merged company will continue the traditions of employee satisfaction, technological innovation, high quality and customer service that form the basis of your Company's 32 year history of success. We believe that bringing Bosch's security technology to the U.S. market will enhance our ability to service our customers.

        Robert Bosch is a $30 billion global company with activities in automotive components, consumer products, capital goods and security products. The security division of Bosch has annual sales of $450 million with a strong presence in Germany and other European markets. Bosch has decided to expand its activities in this industry in the U.S. and other markets as part of its strategy to become a global supplier of security products. Since 1997, the Company has had discussions with Bosch regarding various potential business transactions, arrangements and combinations.

        Uwe Glock, President, Security Systems, of Bosch Telecom GmbH, has said, "We look forward to working together with Detection Systems' customers and employees toward a prosperous future. We have long been interested in acquiring Detection Systems, because we believe there are tremendous product and technology synergies. It is our intention to keep intact the operations of Detection Systems and to utilize its Rochester operation and its employees as the basis of our security business in the United States. Mr. Kostusiak will continue as President of Detection Systems operations worldwide."

        The merger agreement with Bosch provides that a subsidiary of Bosch will launch a tender offer to buy all of the Company's outstanding shares for $18 per share in cash. Following completion of the tender offer, a subsidiary of Bosch will merge with Detection Systems, and the remaining shares will be converted into the right to receive $18. As a result of the tender offer and merger, the Company will become a wholly-owned subsidiary of Bosch. The transaction is contingent upon customary regulatory review and is expected to close in January 2001.

        As part of the merger agreement, the Company granted to Bosch an option to purchase approximately 16.9% of its outstanding shares, at $18 per share. In addition David B. Lederer, Executive Vice President of the Company, and I have agreed to tender all of our shares into Bosch's offer and to grant Bosch an option to purchase all of our shares at $18 per share.

        The Company and Bosch will each be sending you additional information about the tender offer and merger in the coming weeks. The Company's materials will include the recommendation of your Board of Directors on the Bosch offer.

        In the meanwhile, if you have any questions, please contact either Frank Ryan or Chris Gerace at the Company at (716) 223-4060.

        Your continued interest and participation in the affairs of the Company are most appreciated.

                                                   Sincerely,

                                                   /s/ Karl H. Kostusiak
                                                   Karl H. Kostusiak
                                                   Chairman and CEO


        This letter contains forward-looking information which involves expressions of management's current expectations. All forward-looking information is subject to various risks and uncertainties that may be beyond the Company's control and may cause results to differ from management's current expectations. Information concerning factors that could cause actual results to differ materially from management's current expectations are set forth on pages 9 - 13 of the Company's 2000 Annual Report on Form 10-K.